UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2023

Biofrontera Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40943	47-3765675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Presidential Way, Suite 330 Woburn, Massachusetts	01801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 245-1325

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	BFRI	The Nasdaq Stock Market LLC
Preferred Stock Purchase Rights		The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of common stock, each at an exercise price of $5.00 per share	BFRIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”) (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On April 11, 2023, Biofrontera Inc., a Delaware corporation (the “Company”), and each member of its Board of Directors, in their individual capacities, entered into a settlement agreement (the “Settlement Agreement”) with Biofrontera AG, a significant stockholder of the Company.

Pursuant to the terms of the Settlement Agreement:

● the Company and a member of its Board of Directors withdrew their challenges to the resolutions passed at the Biofrontera AG stockholder meeting on January 9, 2023 (the “AG Meeting”);

● Biofrontera AG, the Company and the other parties thereto will sign and file a joint stipulation of dismissal with prejudice of the action filed in the Court of Chancery of the State of Delaware on December 21, 2022 asserting claims against the Company relating to the rejection of a proposed director nomination and stockholder proposal for consideration at the Company’s annual meeting of stockholders held on December 12, 2022 (the “Company Annual Meeting”);

● the Company will increase the Board of Directors from five to six members and appoint as a Class I Director a director nominated by Biofrontera AG to fill the vacancy, subject to certain restrictions described below;

● the Company will begin a search, pursuant to the conditions set forth in the Settlement Agreement including a strike right granted to the aforementioned director nominated by Biofrontera AG, for an additional director candidate, who is fully independent from Biofrontera AG, Deutsche Balaton Aktiengesellschaft (“DB”) and any of their respective affiliates, to be nominated for election as a Class II Director at the Company’s 2023 annual meeting of stockholders; at which point the Company will increase the size of the Board of Directors to seven members;

● the Board will establish a Related Party Transactions Committee to approve all contracts and transactions between the Company and Biofrontera AG, including any of its affiliates;

● Biofrontera AG and the Company and its affiliates will provide a general release of claims related to the Company Annual Meeting and the AG Meeting; and

● the Company will amend that certain Stockholder Rights Agreement dated October 13, 2022, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”) to increase the threshold of beneficial ownership before being deemed an Acquiring Person, solely with respect to Biofrontera AG, from 20% to 29.96% (not including the shares held by DB and such other reporting persons as reported on Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 19, 2022 (the “DB Schedule 13D”).

In addition, through December 31, 2025, as long as Biofrontera AG owns at least 20% of the Company’s outstanding common stock, subject to a 30-day grace period as provided in the Settlement Agreement, the Company will appoint one director nominated by Biofrontera AG to the Company’s Board of Directors; provided that the nominee (i) is not an officer or non-officer employee of Biofrontera AG, DB or any company under common control with Biofrontera AG or DB (although the nominee may be a member of the Supervisory Board of Biofrontera AG, DB or their respective affiliates) and (ii) has the relevant financial and business experience to be a director of the Company. Biofrontera AG also agrees that, if at any point it ceases to own at least 20% of the Company’s outstanding common stock, subject to a 30-day grace period as provided in the Settlement Agreement, it will cause the director nominated by Biofrontera AG to resign as director, unless the Related Party Transactions Committee waives this requirement.

Furthermore, as long as Biofrontera AG owns at least 20% of the Company’s outstanding common stock, Biofrontera AG has agreed that (i) neither it nor its affiliates (excluding certain reporting persons listed on the DB Schedule 13D) will acquire additional shares of the Company, unless the transaction has been approved by the Related Party Transactions Committee, and (ii) through December 31, 2025 and subject to the terms and conditions of the Settlement Agreement, Biofrontera AG will be present at all annual and special meetings of the Company and (a) will vote in favor of all director nominees and proposals recommended by the Board of Directors, (b) will vote in favor of any other proposals or business recommended by the Board of Directors, except under certain circumstances, and (c) shall not engage in any proxy solicitation with respect to the Company. As long as Biofrontera AG owns at least 20% of the Company’s outstanding common stock, neither the Company nor its affiliates will acquire any shares of Biofrontera AG, unless the transaction has been approved by Biofrontera AG’s Supervisory Board.

The Company has also agreed that, through December 31, 2025 and as long as Biofrontera AG owns at least 20% of the Company’s outstanding common stock, it will not (i) increase the size of the Board of Directors, except as described above, or (ii) further amend the Rights Agreement or adopt any other stockholder rights plan prohibiting Biofrontera AG from acquiring shares of the Company’s common stock up to its ownership percentage as of April 11, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 17, 2023 (Date)	Biofrontera Inc. (Registrant)

/s/ Fred Leffler
Fred Leffler
Chief Financial Officer